Exhibit 99.1

Item 6. Selected Financial Data

DIGITAL ANGEL SELECTED HISTORICAL FINANCIAL DATA
(In thousands, except per share data)

The following selected consolidated financial information reflects the account balances and activities of OuterLink Corporation as discontinued operations. The selected consolidated financial information is derived from Digital Angel’s audited consolidated financial statements, certain of which are included in this Current Report on Form 8-K.

The selected historical financial data is only a summary, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in Exhibit 99.2 and the Financial Statements and Supplementary Data set forth in Exhibit 99.3.

Digital Angel’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	For the Years Ended December 31,
	2006	2005	2004	2003	2002

Results of Operations Data:
Product revenue	$53,710	$53,241	$43,628	$32,873	$30,401
Service revenue	700	1,309	921	1,559	2,115

Total net revenue	54,410	54,550	44,549	34,432	32,516
Cost of products sold	31,919	29,930	24,872	19,712	18,023
Cost of services sold	—	—	—	—	1,394

Gross profit	22,491	24,620	19,677	14,720	13,099
Selling, general and administrative expense	24,228	21,217	16,712	15,496	36,360
Research and development expense	3,442	3,343	2,033	4,898	3,034
Asset impairment charge	—	—	—	—	37,871

Operating income (loss)	(5,179)	60	932	(5,674)	(64,166)
Interest income	270	347	32	15	1
Interest (expense) — Applied Digital	—	—	—	—	(1,806)
Interest (expense) — others	(465)	(364)	(1,337)	(772)	(256)
Realized losses on Applied Digital common stock	—	—	(1,231)	—	—
Change in derivative warranty liability	—	—	—	—	—
Other Income	97	63	112	157	584

Loss from continuing operations before provision for taxes, minority interest and equity in net loss of affiliate	(5,277)	106	(1,492)	(6,274)	(65,643)
Income tax (provision) benefit	72	41	—	—	—

Loss from continuing operations before minority interest and equity in net loss of affiliate	(5,205)	147	(1,492)	(6,274)	(65,643)
Minority interest share of (losses) income	5	351	249	(298)	(96)
Equity in net loss of affiliate	—	—	—	—	291

Net loss before discontinued operations	(5,210)	(204)	(1,741)	(5,976)	(65,838)
Net income (loss) from discontinued operations	(1,593)	(9,272)	(3,216)	(3,482)	(26,521)

Net loss	$(6,803)	$(9,476)	$(4,957)	$(9,458)	$(92,359)

Loss per common share basic and diluted:
Loss from continuing operations	$(0.12)	$(0.01)	$(0.05)	$(0.22)	$(2.68)
Loss from discontinued operations	(0.03)	(0.21)	(0.10)	(0.13)	(1.08)

Net loss per common share-basic and diluted	$(0.15)	$(0.22)	$(0.15)	$(0.35)	$(3.76)

Weighted average common shares outstanding-basic and diluted	44,308	43,820	33,173	26,959	24,578

	As of December 31,
	2006	2005	2004	2003	2002

Balance Sheet Data:
Cash	$1,521	$9,949	$17,468	$894	$206
Property and equipment, net	9,985	8,444	5,892	6,528	6,379
Goodwill and other intangibles, net	52,877	50,304	45,144	45,119	45,084
Total assets	89,896	90,207	92,673	66,227	64,558
Long-term debt and notes payable	4,036	3,656	2,285	2,818	2,404
Total debt	8,163	6,036	2,362	7,826	3,170
Minority interest	465	618	249	—	298
Total stockholders’ equity	68,546	72,446	79,761	48,483	55,012